EXHIBIT 10.11.3
Amendment to the
Deferred Compensation Plan for Non-Employee Directors
     This document (this “Amendment”) is an amendment to the Deferred Compensation Plan for Non-Employee Directors (the “Plan”) of Ferro Corporation (the “Company”) that was adopted effective January 1, 1995 and amended July 1, 2001.
Background
A.	On January 1, 2005, Section 409A of the Internal Revenue Code became effective to impose new requirements on deferred compensation, including the requirement that the form of payment be fixed at the time income is deferred, and the requirement that any later election to change that form of payment be subject to restrictions which include a 12-month notice period and a 5-year postponement of the payment commencement date (the “Election Restrictions”).
B.	Deferrals made under the Plan on and after January 1, 2005 and their related earnings (the “Post-2004 Deferrals”) are paid in the form of a single lump sum unless the participant elects at the time of the deferral to instead receive payment in substantially equal monthly, semi-annual or annual installments over a period not in excess of ten (10) years.
C.	The Plan is permitted to provide a “transition election” in 2006 by which the participants can elect, on or before December 31, 2006, to change the designated form of payment of their Post 2004 Deferrals without being subject to the Election Restrictions.

D.	The Company desires to provide the Plan participants with such a transition election.
E.	Article IV of the Plan permits the Company to amend the Plan, provided that the amendment does not adversely affect the rights of participants;
Amendment
     NOW, THEREFORE, in consideration of the foregoing, pursuant to the provisions of Article IV of the Plan, the Plan is hereby amended effective December 13, 2006, as follows:
     1. A new paragraph (c) is added at the end of Section 2.3 as it pertains to Post-2004 Deferrals to read as follows:
     “(c) Special Transition Election in 2006. Pursuant to the relief granted in IRS Notice 2005-1, Q&A-19(c) and as described in the Proposed Treasury Regulations under Code Section 409A, a Participant shall be permitted to make a new election in 2006 regarding the form of distribution of the Participant’s Account, provided that such election is made in writing and filed with the Corporation no later than December 31, 2006. Such election shall be immediately effective; provided, however, that such election shall not operate to change the form of distribution of amounts that otherwise would be payable in 2006, nor will it operate to make payable in 2006 amounts that would not otherwise be payable in that year.”

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the 20th day of December, 2006.

Ferro Corporation
By:	/s/ James F. Kirsch
James F. Kirsch
Chairman, President & Chief Executive Officer